Exhibit 99.1

POSTAL REALTY TRUST, INC. REPORTS FIRST QUARTER 2020 RESULTS

- Acquired 83 USPS Properties for $30.5 million -

- Increased Rental Income 37% Quarter-Over-Quarter -

- Increased Quarterly Dividend by 18% -

Cedarhurst, New York, May 14, 2020 (Business Wire) — Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns properties leased to the United States Postal Service (“USPS”), today announced results for the quarter ended March 31, 2020.

“In the first quarter, we grew our rental income 37% on a sequential quarter basis and declared an 18% increase to our quarterly dividend,” stated Andrew Spodek, Postal Realty Trust, Inc.’s Chief Executive Officer. “Our USPS portfolio performed as anticipated as we have collected 100% of our rents in March and April, the impact of the COVID-19 pandemic notwithstanding. Our tenant, the USPS, is an independent agency of the federal government providing a mission critical service to the American public, delivering prescriptions, personal and business necessities, groceries, Personal Protective Equipment, Paycheck Protection Program, Social Security and tax refund checks and CDC advice cards on keeping oneself and family safe. Our expected ability to provide a reliable risk-adjusted return to our shareholders stems from the predictability of the USPS’ mission critical service and the importance of this agency to the people of the United States.”

Mr. Spodek continued, ”We anticipate long-term growth in our cash flows and our dividend as we continue to scale our portfolio through acquisitions. We remain confident in our 2020 targets. However, given the dislocation and government imposed travel related limitations as a consequence of the pandemic, our ability to complete acquisitions in the near-term may be delayed. We expect to resume executing on our growth plan as the nation reopens for business.”

Highlights for Quarter Ended March 31, 2020

●	Completed acquisitions of 83 USPS properties for $30.5 million which included issuing 483,333 OP units
●	Grew rental income 37% sequentially to $4.3 million, reflecting the contribution from acquired properties
●	GAAP net loss to common stockholders was $(677,755), or $(0.14) per diluted share
●	Funds from Operations was $1.0 million, or $0.12 per diluted share
●	Adjusted Funds from Operations was $1.7 million, or $0.21 per diluted share

Property Portfolio

During the first quarter ended March 31, 2020, the Company acquired 83 USPS properties for $30.5 million and comprised of 268,146 net leasable interior square feet and increased rental income 37% quarter-over-quarter.

Subsequent to the end of the first quarter, the Company acquired 18 properties for $9.9 million comprising 62,465 net leasable interior square feet. As of May 14, 2020, the Company’s portfolio is 100% occupied, comprised of 567 properties across 47 states with approximately 1.8 million net leasable interior square feet, 11.7 million site square feet and a weighted average rental rate of $9.83 per leasable square foot.

In addition, the Company has entered into definitive agreements to acquire $2.2 million of properties; these transactions are anticipated to close during the second and third quarters subject to the satisfaction of customary closing conditions.

Balance Sheet

As of March 31, 2020, the Company had cash of $2.8 million on the balance sheet, $71.2 million of debt that had a weighted average interest rate of 2.8% at the end of the quarter and a fixed charge coverage ratio of 3.8x. During the quarter, the Company increased its available borrowing capacity to $150 million under its line of credit by exercising $50 million of the accordion feature. The additional undrawn capacity is subject to certain financial restrictions in the Company’s credit facility, including restrictions on its borrowing base.

Dividend

On April 30, 2020, the Company declared a quarterly dividend of $0.20 per share of Class A common stock, representing an 18% increase compared to the prior quarter. The new dividend translates to $0.80 per share on an annualized basis. The dividend will be payable on May 29, 2020 to stockholders of record as of the close of business on May 11, 2020.

Webcast and Conference Call Details

Postal Realty Trust will host a webcast and conference call to discuss the first quarter 2020 financial results on May 14, 2020 at 5:00 P.M. Eastern Time. A live audio webcast of the conference call will be available on the Company’s investor website at https://investor.postalrealtytrust.com/QuarterlyResults. To participate in the conference call, callers from the United States and Canada should dial-in ten minutes prior to the scheduled call time at 1-833-714-0914 International callers should dial 1-778-560-2642. The passcode for the call is 2073156.

Replay

A telephonic replay of the call will also be available from 8:00 P.M. Eastern Time on May 14, 2020, through 11:59 P.M. Eastern Time on May 28, 2020, by dialing 1-800-585-8367 in the United States and Canada or 1-416-621-4642 internationally and entering passcode 2073156.

Non-GAAP Supplemental Financial Information

An explanation of certain non-GAAP financial measures used in this press release, including, FFO and AFFO, as well as reconciliations of those non-GAAP financial measures, to the most directly comparable GAAP financial measure, is included below.

The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than we do and therefore our computation of FFO may not be comparable to such other REITs.

The Company calculates AFFO by starting with FFO and adjusting for recurring capital expenditures (defined as all capital expenditures that are recurring in nature, excluding capital improvements that are incurred in connection with the acquisition of a property or obtaining a lease or lease renewal) and acquisition related expenses (defined as acquisition-related expenses that are incurred for investment purposes and do not correlate with the ongoing operations of our existing portfolio, including due diligence costs for acquisitions not consummated and certain auditing and accounting fees incurred that were directly related to completed acquisitions or dispositions) that are not capitalized and then adding back non-cash items including: non-real estate depreciation, loss on extinguishment of debt, write-off and amortization of debt issuance costs, straight-line rent adjustments, fair value lease adjustments and non-cash components of compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that AFFO is widely used by other REITs and is helpful to investors as a meaningful additional measure of our ability to make capital investments. Other REITs may not define AFFO in the same manner as we do and therefore our calculation of AFFO may not be comparable to such other REITs.

These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of our operating performance to net income. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by our competitors and other REITs and provides a more complete understanding of our performance and a more informed and appropriate basis on which to make investment decisions.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s ability to obtain financing, the Company’s expected capitalization rates and the Company’s ability to close on pending transactions on the terms or timing it expects, if at all, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS, competitive, financial market and regulatory conditions, disruption in market, economic and financial conditions as a result of the ongoing COVID-19 pandemic, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns properties leased to the USPS. The Company believes it is one of the largest owners and managers measured by net leasable square footage of properties that are leased to the USPS.

Contact:

Investor Relations and Media Relations

Email: Investorrelations@postalrealtytrust.com

Phone: 516-232-8900

Postal Realty Trust, Inc. and Predecessor
Consolidated and Combined Consolidated Statements of Operations
For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

	2020	2019
Revenues:
Rental income	$4,300,771	$1,492,386
Tenant reimbursements	601,346	236,856
Fee and other income	295,519	286,926
Total revenues	5,197,636	2,016,168
Operating expenses:
Real estate taxes	641,944	249,789
Property operating expenses	407,048	251,706
General and administrative	2,301,543	376,891
Depreciation and amortization	2,034,868	480,443
Total operating expenses	5,385,403	1,358,829
(Loss) income from operations	(187,767)	657,339
Interest expense, net:
Contractual interest expense	(728,226)	(358,467)
Write-off and amortization of deferred financing fees	(104,462)	(3,181)
Interest income	826	1,134
Total interest expense, net	(831,862)	(360,514)
(Loss) income before income tax expense	(1,019,629)	296,825
Income tax expense	(10,197)	(39,749)
Net (loss) income	(1,029,826)	257,076
Net income attributable to non-controlling interest in properties	—	(2,843)
Net income attributable to Predecessor	—	$254,233
Net loss attributable to Operating Partnership unitholders’ non-controlling interests	352,071
Net loss attributable to common stockholders	$(677,755)
Net loss per share:
Basic and Diluted	$(0.14)
Weighted average common shares outstanding:
Basic and Diluted	5,174,569

Postal Realty Trust, Inc.

Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Real estate properties
Land	$29,971,741	$25,147,732
Buildings and improvements	117,541,035	92,873,637
Tenant improvements	2,850,042	2,562,293
Total real estate properties	150,362,818	120,583,662
Less: Accumulated depreciation	(9,730,056)	(8,813,579)
Total real estate properties, net	140,632,762	111,770,083
Cash	2,844,040	12,475,537
Rent and other receivables	1,741,169	1,710,314
Prepaid expenses and other assets, net	3,734,438	2,752,862
Escrows and reserves	691,766	708,066
Deferred rent receivable	46,052	33,344
In-place lease intangibles, net	8,660,413	7,315,867
Above market leases, net	26,166	22,124
Total Assets	$158,376,806	$136,788,197

Liabilities and Equity
Liabilities:
Secured borrowings, net	$3,184,519	$3,211,004
Revolving credit facility	68,000,000	54,000,000
Accounts payable, accrued expenses and other	3,220,430	3,152,799
Below market leases, net	7,899,853	6,601,119
Total Liabilities	82,304,802	66,964,922

Commitments and Contingencies

Equity:
Class A common stock, par value $0.01 per share; 500,000,000 shares authorized, 5,392,906 and 5,285,904 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	53,929	52,859
Class B common stock, par value $0.01 per share; 27,206 shares authorized: 27,206 shares issued and outstanding as of March 31, 2020 and December 31, 2019	272	272
Additional paid-in capital	54,187,591	51,396,226
Accumulated deficit	(4,176,857)	(2,575,754)
Total Stockholders’ Equity	50,064,935	48,873,603
Operating Partnership unitholders’ non-controlling interests	26,007,069	20,949,672
Total Equity	76,072,004	69,823,275
Total Liabilities and Equity	$158,376,806	$136,788,197

Postal Realty Trust, Inc.
Reconciliation of Net Loss to FFO and AFFO
For the Three Months Ended March 31, 2020

(Unaudited)

Three months ended March 31, 2020

Net loss	$(1,029,826)
Depreciation and amortization of real estate assets	2,034,868
FFO	$1,005,042

Recurring capital expenditures	(98,757)
Acquisition related expenses	295,037
Amortization of debt issuance costs	104,462
Straight-line rent adjustments	(7,937)
Amortization of above and below market leases	(316,275)
Non-cash stock compensation expense	713,810
AFFO	$1,695,382
FFO per common share and common unit outstanding	$0.12
AFFO per common share and common unit outstanding	$0.21
Weighted average common shares and common units outstanding	8,125,355